Exhibit 5.1
May 11, 2009
Inverness Medical Innovations, Inc.
51 Sawyer Road
Suite 200
Waltham, MA 02453
     Re: 9.00% Senior Subordinated Notes due 2016
Ladies and Gentlemen:
     We have acted as counsel for Inverness Medical Innovations, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of $400,000,000 aggregate principal amount of its 9.00% Senior Subordinated Notes due 2016 (the “Notes”), pursuant to the Underwriting Agreement dated as of May 7, 2009 (the “Underwriting Agreement”) among the Company, the subsidiaries of the Company listed on Schedule I hereto (the “Subsidiary Guarantors”), and UBS Securities LLC, Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the several underwriters named in the Underwriting Agreement. The Notes will be fully and unconditionally guaranteed by the Subsidiary Guarantors (collectively, the “Guarantees”). The term “Securities” as used herein means, collectively, the Notes and the Guarantees. The Securities will be issued pursuant to the Indenture to be dated as of May 12, 2009 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), the form of which we have examined, as amended and supplemented by the First Supplemental Indenture to be dated as of May 12, 2009 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors and the Trustee, as trustee, the form of which we have examined.
     As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) the Company’s shelf registration statement on Form S-3 (File No. 333-158542) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company, the Subsidiary Guarantors and a co-registrant on April 10, 2009 and (ii) the prospectus dated May 1, 2009 (the “Base Prospectus”) filed by the Company and the Subsidiary Guarantors pursuant to Rule 424(b) under the Securities Act on May 4, 2009, as supplemented by the prospectus supplement dated May 7, 2009 (the “Prospectus Supplement,” and, collectively with the Base Prospectus, the “Prospectus”) filed by the Company and the Subsidiary Guarantors pursuant to Rule 424(b) under the Securities Act on May 8, 2009, in each case related to the offering of the Securities.

Inverness Medical Innovations, Inc.
May 11, 2009

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, (ii) the certificate of incorporation, articles of organization, certificate of formation or other organizational documents of each Subsidiary Guarantor (as applicable), in each case as amended to the date hereof and on file with the Secretary of State of the state or commonwealth in which such Subsidiary Guarantor is incorporated or formed, (iii) the amended and restated by-laws of the Company, as amended to the date hereof, (iv) the by-laws or limited liability company agreement (as applicable) of each Subsidiary Guarantor, in each case as amended to the date hereof, (v) the Registration Statement, including the form of prospectus included therein and the documents and information incorporated by reference therein, (vi) the Prospectus, (vii) the form of the Indenture, (viii) the form of the Notes, (ix) the Form T-1 of the Trustee filed with the Commission with respect to the transaction, (x) such records of the corporate or limited liability company proceedings of the Company and the Subsidiary Guarantors as we have deemed material, and (xi) such other certificates, receipts, records and documents as we have deemed necessary or appropriate for purposes of this opinion.
     We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and the Subsidiary Guarantors and others. We have not independently verified such factual matters.
     Our opinion expressed below is qualified to the extent that (i) the validity, binding effect or enforceability of any provision of any instrument or document or any rights granted thereunder may be subject to or affected by (A) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar law relating to or affecting the rights and remedies of creditors generally which may be in effect from time to time (including, without limitation, Sections 547 and 548 of the United States Bankruptcy Code and Article 10 of the New York Debtor and Creditor Law) or (B) principles of public policy, (ii) the remedy of specific performance or injunctive relief or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, (iii) equitable principles (including, but not limited to, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought) may be applied in construing or enforcing any of the provisions of any instrument or document, (iv) the validity, binding effect or enforceability of any remedial provision of any instrument or document may be limited by applicable law that may limit particular rights and remedies but not so as to interfere materially with the practical

Inverness Medical Innovations, Inc.
May 11, 2009

realization of the benefits intended to be provided by such instrument or document, or (v) rights to indemnification and contribution may be limited by federal and state securities laws or public policy. We express no opinion with respect to the anti-fraud provisions of United States federal securities laws or with respect to state securities or Blue Sky laws.
     We are opining herein only as to the federal laws of the United States, the internal laws of the State of New York, the internal laws of The Commonwealth of Massachusetts and the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported Delaware judicial decisions interpreting such law and such provisions), and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state. To the extent that any laws of any jurisdiction govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the laws of The Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.
     For purposes of our opinion below regarding the binding nature of the Guarantees, and without limiting any other assumptions, qualifications or comments set forth herein, we have assumed that each Subsidiary Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under its Guarantee and its undertakings in connection therewith, and that prior to and after consummation of the transactions contemplated by the Indenture and the Guarantees each Subsidiary Guarantor is not insolvent, rendered insolvent or left with unreasonably small capital within the meaning of applicable laws.
     On the basis of, and subject to, the foregoing, we are of the opinion that when (i) the Indenture (in the form examined by us) has been executed and delivered by each of the Company, the Subsidiary Guarantors and the Trustee, and (ii) the Notes (in the form examined by us) have been duly executed by or on behalf of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute binding obligations of the Company and each Guarantee will constitute the binding obligation of the applicable Guarantor.
     This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement and any and all required post-effective amendments thereto are effective.
     This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Inverness Medical Innovations, Inc.
May 11, 2009

     This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the references to our firm in each of the Prospectus and the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, FOLEY HOAG LLP
By:	/s/ John D. Patterson, Jr.
A partner

Schedule I
Guarantors

Name	State of Incorporation or Formation
1. Advantage Diagnostics Corporation	Delaware
2. Alere Health Improvement Company	Delaware
3. Alere Health Systems, Inc.	Delaware
4. Alere Healthcare of Illinois, Inc.	Georgia
5. Alere LLC	Delaware
6. Alere Medical, Inc.	California
7. Alere Wellology, Inc.	Delaware
8. Alere Women’s and Children’s Health, LLC	Delaware
9. Ameditech Inc.	California
10. Applied Biotech, Inc.	California
11. Binax, Inc.	Delaware
12. Biosite Incorporated	Delaware
13. Cholestech Corporation	Delaware
14. First Check Diagnostics Corp.	Delaware
15. First Check Ecom, Inc.	Massachusetts
16. Forefront Diagnostics, Inc.	California
17. Hemosense, Inc.	Delaware
18. IM US Holdings, LLC	Delaware
19. Innovacon, Inc.	Delaware
20. Innovations Research, LLC	Delaware
21. Innovative Mobility, LLC	Florida
22. Instant Technologies, Inc.	Virginia
23. Inverness Medical — Biostar Inc.	Delaware
24. Inverness Medical Innovations North America, Inc.	Delaware
25. Inverness Medical International Holding Corp.	Delaware
26. Inverness Medical International Holding Corp. II	Delaware
27. Inverness Medical, LLC	Delaware
28. Ischemia Technologies, Inc.	Delaware
29. IVC Industries, Inc.	Delaware
30. Matritech, Inc.	Delaware
31. Ostex International, Inc.	Washington
32. Quality Assured Services, Inc.	Florida
33. Redwood Toxicology Laboratory, Inc.	California
34. RTL Holdings, Inc.	Delaware
35. Selfcare Technology, Inc.	Delaware
36. Wampole Laboratories, LLC	Delaware